FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER SALES

RAISES 2012 GUIDANCE

New York, New York, July 24, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the second quarter of 2012 were approximately $145.6 million, a 20% increase from $121.1 million in the second quarter of 2011. At comparable foreign currency exchange rates, second quarter net sales were up approximately 29%. Inter Parfums plans to issue its results for the second quarter of 2012 on or about August 8, 2012.

	Three months ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	($ in millions)

European-based product sales	$125.6	$106.5	18%	$270.8	$228.1	19%
United States-based product sales	20.0	14.6	37%	40.1	26.3	52%
	$145.6	$121.1	20%	$310.9	$254.4	22%

** Percentage changes of sales by brand and regions noted below refer to local currency

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, “The favorable trends of the first quarter continued into the second quarter with strong performances across our brand portfolio. Compared to the same periods in 2011, Burberry sales rose 34% for the current second quarter and 21% for the first half on strong growth of established fragrances, including Burberry Body, which launched in late 2011. While there were no major launches this year, Lanvin fragrance sales increased 13% for the quarter and year-to-date due to continuing gains by Eclat d’Arpège and the steady performances by Jeanne Lanvin and Marry Me! With Montblanc Legend as the catalyst, Montblanc brand sales rose 72% in the second quarter and 75% through the first half. We are likewise delighted by the momentum of Jimmy Choo fragrances that began in 2011 with the Eau de Parfum, and continued in 2012 with the Eau de Toilette, resulting in a 13% and 42% increase in brand sales for the second quarter and first half, respectively. Some of the smaller brands in our portfolio are also generating significant year-to-date gains, including Boucheron, which had a more than fivefold increase in sales, and S.T. Dupont with a 48% sales increase compared to the first half of 2011.”

He continued, “Top line growth has been especially strong in North America, the Middle East, Asia, and South America where year-to-date sales rose 56%, 40%, 22%, and 35%, respectively. We have also seen significant sales growth in Eastern Europe with first half gains of 25%. Despite the slowdown in consumer spending in selected countries in Western Europe, first half sales were 10% ahead of the same period last year.”

On the subject of U.S.-based operations, Mr. Madar went on to say, “As was the case in the first quarter, second quarter sales benefited from the inclusion of Anna Sui fragrance sales and the launch of our first Nine West fragrance, Love Fury. Additionally we brought a number of new products to market during the quarter including: Miss Madison by Brooks Brothers, Wishes & Dreams for bebe, and a new men’s scent, Wildbloom Blue for Banana Republic. Finally, international distribution of the U.S. specialty retail brands in our portfolio has been an ongoing success and an important contributor to our top line growth.”

Inter Parfums, Inc.	Page 2
July 24, 2012

Raises 2012 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “Based upon our performance thus far this year, our expectations for the second half and the strength of the dollar relative to the euro, which was 15% higher on June 30, 2012, as compared to June 30, 2011, we are increasing our 2012 sales guidance to $632 million. We are likewise increasing our guidance for net income attributable to Inter Parfums, Inc. to approximately $35.9 million or $1.17 per diluted share. Our guidance assumes the dollar remains at current levels.”

Burberry License Agreement

To preserve its rights, on July 16, 2012, Burberry exercised its option to buy out the license rights effective December 31, 2012. However, we are continuing discussions with Burberry on the creation of a new operating model for the business.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

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